                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ___)*


                        TSI INTERNATIONAL SOFTWARE LTD.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  872879 10 1
                        ------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                  ---------------------
  CUSIP NO. 872879 10 1                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ernest E. Keet

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            135,543

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,569,884
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             135,543

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,569,884
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,705,427

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

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ITEM 1.

        (a)     Name of Issuer:
                --------------
                TSI International Software Ltd.

        (b)     Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                45 Danbury Road
                Wilton, CT 06897-0840

ITEM 2.

        (a)     Name of Person Filing:
                ---------------------
                Ernest E. Keet

        (b)     Address of Principal Business Office:
                ------------------------------------
                304 Main Avenue, Suite 290
                Norwalk, CT 06851

        (c)     Citizenship:
                -----------
                U.S.

        (d)     Title of Class of Securities:
                ----------------------------
                Common Stock

        (e)     CUSIP Number:
                ------------
                872879 10 1

ITEM 3.         Not applicable

ITEM 4.         OWNERSHIP

        (a)     Amount Beneficially Owned: Ernest E. Keet, the reporting person
                -------------------------
                owns 135,543 shares of Common Stock directly. He is also the President of Vanguard Atlantic, Limited, the record holder of 1,569,884 shares of Common Stock. Mr. Keet disclaims beneficial ownership of the shares held by Vanguard Atlantic, Limited except to the extent of his pecuniary interest therein.

        (b)     Percent of Class:       18.8%
                ----------------

        (c)     Number of shares as to which such person has:
                --------------------------------------------

                (i)     sole power to vote or direct the vote: 135,543

                (ii)    shared power to vote or direct the vote:  1,569,884

                (iii)   sole power to dispose or to direct the disposition of:
                        135,543

                (iv)    shared power to dispose or to direct the disposition of:
                        1,569,884

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable.

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ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED
                THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF A GROUP

                Not applicable.

ITEM 10.        CERTIFICATION

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information st forth in this statement is true, complete and correct.

Dated: February  2, 1998
               ---

                                        ERNEST E. KEET

                                        By: /s/ Ernest E. Keet
                                           ---------------------------------